Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 15, the additional answers are as follows:

Item 15  Additional Sub-custodians:


     Deutsche Bank AG Netherlands (Via Paris), Paris, France
     Deutsche Bank AG, Seoul, Republic of Korea
     Deutsche Bank AG, Amsterdam, Netherlands
     Citibank, N.A., San Juan, Puerto Rico
     United Overseas Bank Limited, Singapore, Singapore
     Nedbank Limited, Braamfontein, South Africa
     Barclays Bank of Uganda Limited, Kampala, Uganda
     Unicredit Bank Serbia JSC, Belgrade, Serbia
     Skandinaviska Enskilda Banken AB, Copenhagen, Denmark
     Saudi British Bank, Riyadh, Saudi Arabia


Type of Custody:  Foreign Custodian Rule 17f-5